Exhibit 99.1

Molina Healthcare to Acquire My Choice Wisconsin

Transaction Expands Molina’s Medicaid Managed Long-Term Care Presence into Wisconsin

LONG BEACH, Calif.--(BUSINESS WIRE)--July 13, 2022--Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) announced today that it has entered into a definitive agreement to acquire substantially all the assets of My Choice Wisconsin (“MCW”). The purchase price for the transaction is approximately $150 million, net of expected tax benefits and required regulatory capital.

MCW is a Medicaid managed care organization serving members across Wisconsin. It has a 22-year history of serving managed long-term services and supports (MLTSS) populations, with a deep commitment to the communities it serves. As of May 2022, MCW served over 44,000 MLTSS and core Medicaid members throughout Wisconsin, delivering approximately $1 billion in premium revenue for the 12 months ending March 31, 2022.

“The addition of My Choice Wisconsin to Molina’s expanding footprint is not only complementary to our existing Medicaid business in Wisconsin, but also representative of our strategic growth initiatives,” said Joe Zubretsky, President and CEO of Molina Healthcare. “Today’s announcement demonstrates our continuing success acquiring value enhancing revenue streams at attractive valuations.”

The transaction represents a strong strategic fit with Molina’s portfolio of core Medicaid, high-acuity, and duals businesses and brings additional scale to Molina’s growing MLTSS franchise and existing Wisconsin core Medicaid business. The transaction is expected to be immediately accretive to Molina’s adjusted earnings per share. Molina intends to fund the purchase with cash on hand. The transaction is subject to receipt of applicable federal and state regulatory approvals, and satisfaction of other customary closing conditions. It is expected to close in 2022.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 125), provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 5.1 million members as of March 31, 2022. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding the proposed acquisition of assets of My Choice Wisconsin. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to the timely closing of the transaction, including the need to obtain third party consents and regulatory approvals, and any conditions imposed on the parties in connection with consummating the transaction. Information regarding the other risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements represent the Company’s judgment as of the date hereof.

Contacts

Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com , 562-951-8382

Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588